UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013

Bluerock Multifamily Growth REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor

New York, NY 10019

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Declaration of Cash Distributions

On October 21, 2013, the Board of Directors, or the Board, of Bluerock Multifamily Growth REIT, Inc., or the Company, authorized cash distributions payable to the stockholders of record at the close of business on each of October 31, 2013, November 30, 2013 and December 31, 2013. Distributions payable to each stockholder of record will be paid on or before November 15, 2013, December 15, 2013 and January 15, 2014, respectively. The declared distributions for the month of October 2013 equal $0.05945211 per share of common stock, the declared distributions for the month of November 2013 equal $0.0575343 per share of common stock and the declared distributions for the month of December 2013 equal $0.05945211 per share of common stock. A portion of each distribution may constitute a return of capital for tax purposes. There is no assurance that the Company will continue to declare distributions or at these rates.

In consideration of the Board’s continued exploration of strategic alternatives to enhance the growth of the Company’s portfolio, the Board authorized only cash distributions, and not stock distributions, for the fourth quarter of 2013. Stockholders that have elected to receive their distributions in shares of the Company’s common stock will receive cash distributions in lieu of stock distributions for the fourth quarter of 2013, but will continue to maintain their stock distribution election unless they choose to terminate such election.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK MULTIFAMILY GROWTH REIT, INC.

Dated: October 31, 2013	By:	/s/ Jordan B. Ruddy
Jordan B. Ruddy
President and Chief Operating Officer